Exhibit 2.2

ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated as of June 30, 2009 (this “Agreement”), is by and among CombinatoRx, Incorporated, a Delaware corporation (“CombinatoRx”), Kurt C. Wheeler, solely in his capacity as representative of the stockholders of Neuromed Pharmaceuticals Inc. (the “Stockholder Representative”), and Computershare Trust Company, N.A. (the “Escrow Agent”). Each capitalized term used in this Agreement but not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement (as defined below). CombinatoRx shall provide the Escrow Agent with a true and complete copy of the Merger Agreement for its records and reference.

WHEREAS, CombinatoRx, PawSox, Inc., a Delaware corporation and a wholly owned subsidiary of CombinatoRx (“Merger Sub”), Neuromed Pharmaceuticals Inc., a Delaware corporation (“Neuromed”), Neuromed Pharmaceuticals Ltd., a corporation existing under the laws of the Province of British Columbia, Canada (“Neuromed Canada”), and Stockholder Representative are parties to an Agreement and Plan of Merger, dated as of June 30, 2009 (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for the merger of Merger Sub with and into Neuromed (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, CombinatoRx shall deposit with the Escrow Agent (i) the Holdback Shares, which represent the portion of the Initial Merger Consideration issuable to Neuromed Stockholders to be held in escrow pending the achievement of certain milestones set forth herein and (ii) the Milestone Shares, which are required to satisfy CombinatoRx’s obligation to issue additional shares of CombinatoRx Common Stock to Neuromed Stockholders upon the achievement of certain milestones set forth herein, in each case as hereinafter provided; and

WHEREAS, the parties desire to set forth their understandings with regard to the escrow account established hereunder.

NOW, THEREFORE, in consideration of the promises and agreements of the parties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Appointment of Agent. CombinatoRx and the Stockholder Representative hereby appoint the Escrow Agent as their agent to hold in escrow, and to administer the disposition of, the Escrow Fund (as defined below) in accordance with the terms of this Agreement, and the Escrow Agent hereby accepts such appointment.

2. Stockholder Representative. Pursuant to Section 9.1 of the Merger Agreement, the Stockholder Representative has been designated to act as the representative, agent and attorney-in-fact for the Neuromed Stockholders and their successors and assigns for all purposes under this Agreement and, after the Effective Time, the Merger Agreement. The Escrow Agent is hereby relieved from any liability to any person for any acts done by the Escrow Agent in accordance with any notice, direction, consent or instruction of or from the Stockholder Representative under this Agreement.

3. Establishment of Escrow. At the Effective Time, and in accordance with the terms of the Merger Agreement, CombinatoRx shall deliver the Escrow Shares to a special escrow account established by the Escrow Agent on behalf of CombinatoRx and the Stockholder Representative for the benefit of the Neuromed Stockholders (the “Escrow Account”). The Escrow Shares shall be represented by one or more stock certificates registered in the name of the Escrow Agent or its nominee. Upon receipt of certificates representing such shares of CombinatoRx Common Stock, the Escrow Agent shall acknowledge in writing receipt of such certificates to CombinatoRx and the Stockholder Representative. Any securities of CombinatoRx or any other issuer distributed in respect of or in exchange for any of the Escrow Shares, whether by way of stock dividends, stock splits or otherwise, shall be issued in the name of the Escrow Agent or its nominee, and shall be delivered to the Escrow Agent, who shall hold such securities in the Escrow Account (such securities being considered Escrow Shares for the purposes hereof). The Escrow Agent shall have no responsibility to monitor or compel issuance of any Escrow Shares in its name, but shall merely hold such shares as are delivered, as provided herein. The Escrow Shares held in the Escrow Account, together with any further shares that may be deposited in the Escrow Account by CombinatoRx and with any securities or other property deposited in the Escrow Account in accordance with Section 4(c) hereof, less any shares released from the Escrow Account and/or cancelled, as the case may be, from time to time in accordance with Section 6 hereof, shall be referred to herein as the “Escrow Fund.” The Escrow Agent agrees to administer the disposition of the Escrow Fund in accordance with the terms and conditions of this Agreement. The Escrow Fund shall be segregated on the books and records of the Escrow Agent from the other assets of the Escrow Agent and shall be held by the Escrow Agent in trust for the benefit of CombinatoRx and the Neuromed Stockholders in accordance with the terms and conditions of this Agreement. The Escrow Fund shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto, and shall be held and disbursed solely for the purposes of, and in accordance with the terms and conditions of, this Agreement.

4. Voting and Rights of Ownership.

(a) While the Escrow Shares remain in escrow pursuant to this Agreement, the Neuromed Stockholders will retain and will be able to exercise all incidents of ownership of said Escrow Shares that are not inconsistent with the terms and conditions of this Agreement. The Escrow Shares held pursuant to this Agreement will be shown as issued and outstanding on the books and records of CombinatoRx.

(b) With respect to the voting rights attached to the Escrow Shares,

(i) each Neuromed Stockholder will have the right, in its sole discretion, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Holdback Shares held in the Escrow Account for the account of such Neuromed Stockholder, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Holdback Shares. CombinatoRx will deliver to the Escrow Agent sufficient quantities of all notices, solicitations or other documents or information issued to CombinatoRx’s stockholders generally with respect to the CombinatoRx Common Stock, including, but not limited to, proxy materials, which shall be forwarded by the Escrow Agent to each Neuromed Stockholder and the Stockholder Representative. Any such notice, solicitation or other document or information shall be sent to the Escrow Agent at the same time as they are sent to the stockholders of CombinatoRx generally. The Escrow Agent shall have no obligation to solicit consents or proxies from the Neuromed Stockholders for purposes of any such vote. The number of Holdback Shares held in the Escrow Account for the account of each Neuromed Stockholder during the period beginning at the Effective Time and ending on September 30, 2010 shall be set forth on Schedule B under the heading “Number of Holdback Shares Contributed to Escrow Account.” The number of Holdback Shares held in the Escrow Account for the account of each Neuromed Stockholder from and after October 1, 2010 shall be set forth on Schedule B under the heading “Number of Escrow Shares Released if FDA Approval is after September 30, 2010 but on or before December 31, 2010.”

(ii) for so long as Milestone Shares are held in escrow, the Escrow Agent agrees to vote the Milestone Shares on any matter for which the Milestone Shares are eligible to vote such that the votes attached to the Milestone Shares are voted in a manner consistent with and in the same proportion to the voting of all other shares of CombinatoRx Common Stock (including without limitation the Holdback Shares) that were eligible to vote and for which votes were cast in respect of such matter. For example, if in respect of a particular matter: (a) 65% of the CombinatoRx Common Stock (including without limitation the Holdback Shares but excluding the Milestone Shares) that were eligible to vote and for which votes were cast in respect of such matter voted in favor of such matter; (b) 25% of the CombinatoRx Common Stock (including without limitation the Holdback Shares but excluding the Milestone Shares) that were eligible to vote and for which votes were cast in respect of such matter voted against such matter; and (c) 10% of the CombinatoRx Common Stock (including the Holdback Shares but excluding the Milestone Shares) that were eligible to vote and for which votes were cast in respect of such matter abstained from voting on the matter, then the Escrow Agent shall vote 65% of the Milestone Shares in favor of the matter, shall vote 25% of the Milestone Shares against such matter and shall abstain from voting 10% of the Milestone Shares on the matter.

(c) Any cash dividends distributed in respect of the Escrow Shares shall promptly be distributed by the Escrow Agent to the Neuromed Stockholders by check payable to the Neuromed Stockholders in proportion to the number of Escrow Shares that would be released to the Neuromed Stockholders if the FDA Approval Date (as defined in Schedule A hereto) occurred on the record date for payment of such dividends in accordance with Schedule B hereto. Any non-cash dividend or other distribution on the Escrow Shares shall be issued in the name of the Escrow Agent or its nominee and deposited with the Escrow Agent to be held in escrow along with the corresponding Escrow Shares. Any such non-cash dividend or other distribution shall be released from escrow in conjunction with the release from escrow of the corresponding

Escrow Shares and CombinatoRx and the Stockholder Representative shall direct the Escrow Agent to do the same in the applicable Release Notice (as defined below). In the event all or a portion of the Escrow Shares are cancelled, any corresponding dividends or other distributions on such Escrow Shares not previously distributed to Neuromed Stockholders shall be returned to CombinatoRx. If the Escrow Shares are reclassified, converted or changed into, or exchanged for securities or other property pursuant to a merger, consolidation or other reorganization of CombinatoRx after the Effective Time, then such reclassified shares or securities or other property, as the case may be, shall be deposited with the Escrow Agent to be held in escrow and released from escrow and/or cancelled, as the case may be, in conjunction with the terms of this Agreement at the same time and in the same respective amounts as the related Escrow Shares, assuming for this purpose that such reclassification, merger, consolidation or other reorganization had not been effected.

5. Tax Matters.

(a) The parties agree solely for Canadian and U.S. Tax purposes and, to the extent permitted by applicable Law, state and local Tax purposes, (i) the Escrow Shares shall be treated as issued and outstanding to the Neuromed Stockholders, (ii) the Neuromed Stockholders shall be treated as receiving the Escrow Shares on the Closing Date, (iii) the Neuromed Stockholders, as owners of the Escrow Shares for Tax purposes, shall be responsible for any Taxes related to (x) the Escrow Shares, (y) any dividend or other distribution on the Escrow Shares, whether in the form of securities or cash, or (z) any interest and earnings from the investment and reinvestment of any dividends or other distribution on the Escrow Shares (such items (y) and (z) collectively, “Escrow Earnings”), and (iv) the Escrow Agent does not have any interest in the Escrow Shares or Escrow Earnings. In accordance with its respective share of the Escrow Earnings, each Neuromed Stockholder shall report on its respective Tax Returns and be liable for the payment of, and shall pay when due, all Taxes upon the Escrow Earnings. For Tax reporting purposes, all Escrow Earnings in any Tax year shall be reported as allocated to the Neuromed Stockholders (in accordance with each Neuromed Stockholder’s ownership of Escrow Shares as described in Schedule B hereto (as adjusted to include any Capital Change (as defined below) and/or any dividends or other distributions paid or made thereon)) until the release of the Escrow Shares to the Neuromed Stockholders or the cancellation of the Escrow Shares. The Escrow Agent shall report all Escrow Earnings on Form 1099 or other appropriate forms with respect to each calendar year during the term of this Agreement in a manner consistent with the provisions of this Section 5(a).

(b) Each Neuromed Stockholder agrees to complete, sign and send to the Escrow Agent, a Form W-9, or Form W-8, as applicable, and any other forms and documents that the Escrow Agent may reasonably request for Tax reporting purposes. Moreover, each Neuromed Stockholder acknowledges and agrees that, in the event the Escrow Agent is required to withhold any Taxes, the Escrow Agent shall, upon direction from CombinatoRx in its sole discretion, either obligate the Neuromed Stockholder to pay such portion of the Escrow Earnings to the Escrow Agent or remove such portion from the Escrow Earnings as is required to be remitted to the Internal Revenue Service in compliance with the Code or to any other applicable Tax authority.

6. Release/Cancellation of the Escrow Shares.

(a) Prior to the Effective Time, CombinatoRx and the Stockholder Representative will agree upon and deliver Schedule B to the Escrow Agent which shall set forth the number of shares to be released from escrow or cancelled, as the case may be, based upon the FDA Approval Date (as defined in Schedule A hereto) and shall be completed in accordance with the provisions of Article II of the Merger Agreement and Schedule I thereto.

(b) Release.

(i) If the FDA Approval Date is prior to January 1, 2011 (the “Milestone”), CombinatoRx shall provide the Escrow Agent and Stockholder Representative with a written notice signed by the Chief Executive Officer or Chief Financial Officer of CombinatoRx (a “Release Notice”) within two (2) Business Days of the FDA Approval Date. The Release Notice shall: (i) specify the FDA Approval Date; and (ii) provide an irrevocable direction to release the specified number of Escrow Shares set forth in the relevant column of Schedule B hereto, together with any dividends or other distributions or property paid or made in respect of such Escrow Shares, to the Neuromed Stockholders; provided, however, that the Stockholder Representative shall notify CombinatoRx if: (i) the acquisition by any Neuromed Stockholder (such Neuromed Stockholder, an “HSR Neuromed Stockholder”) of Escrow Shares that would otherwise be released to the HSR Neuromed Stockholder would be subject to the reporting and waiting requirements under the Hart-Scott-Rodino Antitrust Improvements Act, as amended (“HSR Act”) and (ii) any HSR Act Notification and Report Form required to be filed with respect to such Escrow Shares has not been filed and the applicable waiting period under the HSR Act has not expired or been terminated. In the circumstance set forth in the previous sentence, CombinatoRx, after consultation with the Stockholder Representative, shall instruct the Escrow Agent not to release such number of HSR Neuromed Stockholder’s Escrow Shares in excess of the maximum number of shares that may be released in compliance with the HSR Act until the Stockholder Representative notifies the Escrow Agent that such HSR Neuromed Stockholder has filed the necessary HSR Act Notification and Report Form and the applicable waiting period under the HSR Act has expired or been terminated whereupon any such Escrow Shares not released pursuant to this sentence shall be released to such HSR Neuromed Stockholder within three (3) Business Days following such notification. CombinatoRx shall cooperate with all reasonable requests of the Stockholder Representative or an HSR Neuromed Stockholder related to compliance with the reporting and waiting requirements under the HSR Act.

(ii) CombinatoRx, the Stockholder Representative and the Escrow Agent acknowledge and agree that a single Release Notice covering all Neuromed Stockholders and their respective portion of the Escrow Shares may be provided to the Escrow Agent in lieu of a separate Release Notice for each Neuromed Stockholder.

(iii) Subject to the provisions of Section 6(d) hereof, upon receipt of a Release Notice, the Escrow Agent shall deliver to each Neuromed Stockholder, within five (5) Business Days, a share certificate registered in the name of the Neuromed Stockholder evidencing the Escrow Shares attributable to such Neuromed Stockholder released from escrow in connection with such Release Notice, as well as any dividends, distributions or other property in the Escrow Fund relating thereto. If, on a date that Escrow Shares are to be released, the Escrow Agent holds a stock certificate or other evidence representing more Escrow Shares than are to be released, the Escrow Agent shall promptly deliver the stock certificate or other evidence to CombinatoRx’s transfer agent for such shares and request replacement stock certificates or other evidence in denominations necessary to allow for the delivery to the Neuromed Stockholder of the number of Escrow Shares so released. Promptly after the Escrow Agent receives the replacement share certificates or other evidence, the Escrow Agent will send to the Neuromed Stockholder the replacement share certificate or other evidence of the Escrow Shares released. The parties hereto acknowledge and agree that irrespective of when a Release Notice is delivered by CombinatoRx or received by the Escrow Agent, the FDA Approval Date specified in such Release Notice shall be deemed to be the date on which the Escrow Shares covered by such Release Notice were released from escrow under this Agreement.

(c) Cancellation.

(i) In the event that the FDA Approval Date has not occurred prior to the First Outside Date, the Second Outside Date or the Final Outside Date (each as defined on Schedule A hereto), in each such case, CombinatoRx shall provide the Escrow Agent and the Stockholder Representative with a written notice signed by the Chief Executive Officer or Chief Financial Officer of CombinatoRx (a “Cancellation Notice”) within two (2) Business Days of the applicable Outside Date. The Cancellation Notice shall: (i) specify the applicable Outside Date; and (ii) provide an irrevocable direction to deliver the specified number of Escrow Shares set forth in Schedule B with respect to the applicable Outside Date to CombinatoRx (or its transfer agent) to be cancelled or, in the case of property other than capital stock of CombinatoRx, released to CombinatoRx.

(ii) Subject to the provisions of Section 6(d) hereof, upon receipt of a Cancellation Notice, the Escrow Agent shall deliver to CombinatoRx, within five (5) Business Days, the share certificates evidencing the Escrow Shares to be cancelled (the “Cancelled Escrow Shares”) in connection with such Cancellation Notice, as well as any dividends or distributions in the Escrow Fund relating thereto. The Cancelled Escrow Shares shall be deemed to have been cancelled, and all rights of any Neuromed Stockholder associated with the ownership of such shares, including but not limited to the right to vote and the right to receive distributions, shall terminate, immediately on the applicable Outside Date regardless of when CombinatoRx receives the certificates representing such shares. As of the applicable Outside Date, any Cancelled Escrow Shares will cease to be shown as issued and outstanding on the books and records of CombinatoRx.

(d) If, within three (3) Business Days following receipt of the Release Notice or Cancellation Notice, as the case may be, the Stockholder Representative delivers a written notice to the Escrow Agent and CombinatoRx stating its objection to the disbursement of Escrow Shares as described in such Release Notice or Cancellation Notice, as the case may be, and providing, in reasonable detail, the basis for such objection, the Escrow Agent shall not make any delivery of the Escrow Shares, or any portion thereof, but shall retain such shares until the Escrow Agent shall have either: (i) received joint written instructions signed by CombinatoRx and the Stockholder Representative; or (ii) been directed by a binding arbitration order or by an order of a court of competent jurisdiction as to the respective rights of CombinatoRx, Stockholder Representative and the Neuromed Stockholders with respect to the Escrow Shares, in which case the Escrow Agent shall disburse the Escrow Shares in accordance with such instructions or order as soon as practicable after receipt thereof, unless such instructions or order otherwise provide. Notwithstanding anything to the contrary contained herein, if the Escrow Agent receives a joint written instruction from CombinatoRx and the Stockholder Representative as to the disbursement of the Escrow Shares, the Escrow Agent shall disburse the Escrow Shares pursuant to such joint written instruction.

(e) The number of Escrow Shares to be released from escrow or cancelled, as the case may be, in accordance with this Agreement shall be adjusted from time to time to account for any stock dividends, stock splits, combinations or other similar recapitalizations affecting CombinatoRx Common Stock subsequent to the Effective Time (each such change, a “Capital Change”). In the event that a Capital Change occurs subsequent to the Effective Time and prior to the termination of this Agreement pursuant to Section 8, CombinatoRx shall ensure that the number of Escrow Shares to be released from escrow or cancelled, as the case may be, in accordance with this Agreement takes into account the change in number of Escrow Shares that occurred as a result of such Capital Change and is adjusted, where necessary, such that the number of Escrow Shares released from escrow or cancelled, as the case may be, in accordance with this Agreement is equal to that number of Escrow Shares that would be eligible for release or cancellation, as the case may be, had such Capital Change been given effect immediately prior to the Effective Time. In the event of a Capital Change after the Effective Time, CombinatoRx and the Stockholder Representative will prepare a revised Schedule B making proportional adjustments to the numbers of Escrow Shares thereon to appropriately reflect such Capital Change.

7. Transfer of Escrow Shares.

(a) Any Neuromed Stockholder may transfer all or a portion of the interest of such Neuromed Stockholder in any shares of CombinatoRx Common Stock designated as Holdback Shares in the Escrow Fund that remain issued and outstanding as of the date of such transfer; provided that any transferee of the interest of such Neuromed Stockholder in the Holdback Shares must become a party to this Agreement and any purported transfer of the interest of such Neuromed Stockholder’s Holdback Shares to a person that does not become a party hereto shall be null and void ab initio. Each certificate representing Escrow Shares held in escrow shall have the following legend noted conspicuously thereon:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF THAT CERTAIN ESCROW AGREEMENT DATED JUNE 30, 2009 BY AND AMONG COMBINATORX, INCORPORATED, COMPUTERSHARE TRUST COMPANY, N.A., AS ESCROW AGENT, AND KURT C. WHEELER, AS STOCKHOLDER REPRESENTATIVE. THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ON TRANSFER UNTIL RELEASED FROM SUCH RESTRICTIONS IN ACCORDANCE WITH THE TERMS OF SUCH ESCROW AGREEMENT.

(b) During the term of this Agreement, the interests of the Neuromed Stockholders in the Milestone Shares shall not be assignable or transferable, except by operation of law or the laws of descent and distribution (and in either case the assignee or transferee shall be subject to the terms and conditions of this Agreement). During the term of this Agreement, the interest of CombinatoRx in the Escrow Shares shall not be assignable or transferable, except by operation of law (and assignee or transferee shall be subject to the terms and conditions of this Agreement).

(c) The Escrow Agent is hereby granted the power to effect any transfer of the interest of such Neuromed Stockholder in any Escrow Shares permitted by this Agreement. CombinatoRx will cooperate (and cause its transfer agent to cooperate) with the Escrow Agent in promptly issuing stock certificates to effect such transfers (including the cancellation and reissuance of the stock certificates representing cancelled and other Escrow Shares).

8. Termination. This Agreement shall terminate upon the earliest to occur of the following events:

(a) all Escrow Shares have been either released or cancelled in accordance with Section 6;

(b) the FDA Approval Date is on or prior to the Closing Date;

(c) CombinatoRx and the Stockholder Representative agree in writing to terminate this Agreement, in which case the Escrow Agent shall distribute the Escrow Shares in accordance with the joint written instructions of CombinatoRx and the Stockholder Representative; or

(d) upon termination of the Merger Agreement prior to the Effective Time.

9. Responsibilities and Liability of Escrow Agent.

(a) Duties Limited. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. The Escrow Agent may perform its duties through its agents and affiliates. The Escrow Agent’s duties shall be determined only with reference to this Agreement and applicable laws and it shall have no implied duties. The Escrow Agent shall not be bound by, deemed to have knowledge of, or have any obligation to make inquiry into or consider, any term or provision of any agreement between CombinatoRx, Stockholder Representative, and/or any other third party which may be referred to herein or as to which the escrow relationship created by this Agreement relates.

(b) Liability of Escrow Agent. Except in cases of the Escrow Agent’s bad faith, willful misconduct or gross negligence, the Escrow Agent shall be fully protected (i) in acting in reliance upon any certificate, statement, request, notice, advice, instruction, direction, other agreement or instrument or signature reasonably and in good faith believed by the Escrow Agent to be genuine, (ii) in assuming that any person purporting to give the Escrow Agent any of the foregoing in accordance with the provisions hereof, or in connection with either this Agreement or the Escrow Agent’s duties hereunder, has been duly authorized to do so, and (iii) in acting or refraining from acting in good faith when advised to act or refrain to act, as the case may be, by any counsel retained by the Escrow Agent. The Escrow Agent shall not be liable for any mistake of fact or law or any error of judgment, or for any act or omission, except as a result of its bad faith, willful misconduct or gross negligence. The Escrow Agent shall not be responsible for any loss incurred upon any investment made under circumstances not constituting bad faith, willful misconduct or gross negligence.

Without limiting the generality of the foregoing, it is hereby agreed that in no event will the Escrow Agent and its agents and affiliates be liable for any lost profits or other indirect, special, incidental or consequential damages which the parties may incur or experience by reason of having entered into or relied on this Agreement or arising out of or in connection with the Escrow Agent’s performance of services hereunder, even if the Escrow Agent was advised or otherwise made aware of the possibility of such damages; nor shall the Escrow Agent be liable for acts of God, acts of war, breakdowns or malfunctions of machines or computers, interruptions or malfunctions of communications or power supplies, labor difficulties, actions of public authorities, or any other similar cause or catastrophe beyond the Escrow Agent’s reasonable control.

In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, or shall receive any certificate, statement, request, notice, advice, instruction, direction or other agreement or instrument from any other party with respect to the Escrow Fund which, in the Escrow Agent’s reasonable and good faith opinion, is in conflict with any of the provisions of this Agreement, or shall be advised that a dispute has arisen with respect to the Escrow Fund or any part thereof, the Escrow Agent shall be entitled, without liability to any person, to refrain from taking any action other than to keep safely the Escrow Fund until the Escrow Agent shall be directed otherwise in accordance with Section 6(d) hereof. The Escrow Agent shall be under no duty to institute or defend any legal proceedings, although the Escrow Agent may, in its discretion and at the expense of CombinatoRx as provided in Sections 9(c) or 9(d) hereof, institute or defend such proceedings.

(c) Indemnification of Escrow Agent. CombinatoRx agrees to indemnify the Escrow Agent and its officers, directors, employees, agents, affiliates, successors and assigns for,

and to hold it harmless against, any and all claims, suits, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and expenses (including reasonable legal fees and expenses of attorneys chosen by the Escrow Agent) as and when incurred, arising out of or based upon any act, omission, alleged act or alleged omission by the Escrow Agent or its officers, directors, employees, agents, affiliates, successors and assigns or any other cause, in any case in connection with the acceptance of, or performance or non-performance by the Escrow Agent of, any of the Escrow Agent’s duties under this Agreement, except as a result of the Escrow Agent’s bad faith, willful misconduct or gross negligence.

(d) Authority to Interplead. The parties hereto authorize the Escrow Agent, if the Escrow Agent is threatened with litigation or is sued, to interplead all interested parties in any court of competent jurisdiction and to deposit the Escrow Fund with the clerk of that court. In the event of any dispute hereunder, the Escrow Agent shall be entitled to petition a court of competent jurisdiction and shall perform any acts ordered by such court.

(e) No Representations. The Escrow Agent makes no representations as to the validity, value, genuineness, or the collectibility of any security or other document or instrument held by or delivered to the Escrow Agent by or on behalf of the parties hereto.

10. Removal and Resignation of Escrow Agent.

(a) Removal. CombinatoRx and the Stockholder Representative acting together shall have the right to terminate the appointment of the Escrow Agent at any time by giving no less than thirty (30) calendar days’ prior written notice of such termination to the Escrow Agent, specifying the date upon which such termination shall take effect. Thereafter, the Escrow Agent shall have no further obligation hereunder except to hold the Escrow Fund as depositary. CombinatoRx and the Stockholder Representative agree that they will jointly appoint a banking corporation, trust company or other financial institution as successor Escrow Agent. The Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from CombinatoRx and the Stockholder Representative designating the successor Escrow Agent. The Escrow Agent shall deliver all of the Escrow Fund to such successor Escrow Agent in accordance with such instructions and upon receipt of the Escrow Fund, the successor Escrow Agent shall be bound by all of the provisions hereof.

(b) Resignation. The Escrow Agent may resign and be discharged from its duties and obligations hereunder at any time by giving no less than thirty (30) calendar days’ prior written notice of such resignation to CombinatoRx and the Stockholder Representative, specifying the date when such resignation will take effect. Thereafter, the Escrow Agent shall have no further obligation hereunder except to hold the Escrow Fund as depository. In the event of such resignation, CombinatoRx and the Stockholder Representative agree that they will jointly appoint a banking corporation, trust company, or other financial institution as successor Escrow Agent within thirty (30) calendar days of notice of such resignation. The Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from CombinatoRx and the Stockholder Representative designating the successor Escrow Agent. The Escrow Agent shall deliver all of the Escrow Fund to such successor Escrow Agent in accordance with such instructions and upon receipt of the Escrow Fund, the successor Escrow Agent shall be bound by all of the provisions hereof.

11. General.

(a) Accounting. Upon each release or cancellation of any of the Escrow Shares in the Escrow Fund or the termination of this Agreement, the Escrow Agent shall render to CombinatoRx and the Stockholder Representative an accounting in writing of the Escrow Fund and all distributions therefrom.

(b) Survival. Notwithstanding anything herein to the contrary, the provisions of Sections 9(b) and 9(c) hereof shall survive any resignation or removal of the Escrow Agent, and any termination of this Agreement.

(c) Escrow Agent Fees. The Escrow Agent shall charge a one-time administrative fee of $7,500, and CombinatoRx shall be solely liable for the payment of such fee.

(d) Notices. All notices under this Agreement shall be transmitted to the respective parties, shall be in writing and shall be considered to have been duly given or served when personally delivered to any individual party, or on the first (1st) Business Day after the date of deposit with an overnight courier for next day delivery, postage paid, or on the third (3rd) Business Day after deposit in the United States Mail, certified or registered, return receipt requested, postage prepaid, or on the date of telecopy, fax or similar telephonic transmission during normal business hours of the recipient, as evidenced by mechanical confirmation of such telecopy, fax or telephonic transmission; addressed in all cases to the party at his, her or its address set forth below, or to such other address as such party may hereafter designate:

If to CombinatoRx:

        CombinatoRx, Incorporated

        245 First Street

        Third Floor

        Cambridge, Massachusetts 02142

        Attn:     Robert Forrester

                      Jason F. Cole, Esq.

        Facsimile No.: (617) 301-7460

Copies to:

        Goodwin Procter LLP

        Exchange Place

        Boston, Massachusetts 02109

        Attn:     Stuart M. Cable, Esq.

                      Joseph L. Johnson III, Esq.

        Facsimile: (617) 523-1231

If to the Stockholder Representative:

        Kurt C. Wheeler

        c/o Clarus Ventures, LLC

        801 Gateway Boulevard, Suite 410

        South San Francisco, CA 94080

        Facsimile: (650) 238-5001

Copies to:

        WilmerHale

        60 State Street

        Boston, Massachusetts 02109

        Attn:     Jay E. Bothwick

                      Peter N. Handrinos

        Facsimile: (617) 526-5000

        and

        DuMoulin Black LLP

        10th Floor, 595 Howe Street

        Vancouver, British Columbia V6C 2T5

        Attn: J. Douglas Seppala

        Facsimile: (604) 687-3635

If to the Escrow Agent:

        Computershare Trust Company, N.A.

        350 Indiana Street, Suite 750

        Golden, CO 80401

        Attn: John Wahl or Rose Stroud

        Facsimile: 303-262-0608

Any notice given hereunder may be given on behalf of any party by its counsel or other authorized representative. In all cases the Escrow Agent shall be entitled to rely on a copy or a fax transmission of any document with the same legal effect as it were the original of such document.

(e) Modifications; Waiver. Subject to the provisions of Section 6(a) and 6(e) regarding the completion and amendment of Schedule B, this Agreement may not be amended, altered or modified without the express prior written consent of each of the parties hereto. Notwithstanding the preceding sentence, after the Effective Time, Schedule B may only be amended, altered or modified by the parties hereto pursuant to Section 6(e). No course of conduct shall constitute a waiver of any terms or conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.

(f) Further Assurances. If at any time the Escrow Agent shall consider or be advised that any further agreements, assurances or other documents are reasonably necessary or desirable to carry out the provisions hereof and the transactions contemplated hereby, the parties hereto shall execute and deliver any and all such agreements or other documents, and do all things reasonably necessary or appropriate to carry out fully the provisions hereof.

(g) Assignment. This Agreement shall inure to the benefit of and be binding upon the successors, heirs, personal representatives, and permitted assigns of the parties hereto. Neither CombinatoRx nor Stockholder Representative may assign this Agreement or any of its rights, interests or obligations without the prior written approval of the other parties. This Agreement may not be assigned by the Escrow Agent, except that upon prior written notice to CombinatoRx and the Stockholder Representative, the Escrow Agent may assign this Agreement to an affiliated or successor trust company or other qualified bank entity.

(h) Section Headings. The section headings contained in this Agreement are inserted for purposes of convenience of reference only and shall not affect the meaning or interpretation hereof.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of CombinatoRx, Stockholder Representative and Escrow Agent hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts, and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of Delaware.

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[the next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMBINATORX, INCORPORATED

BY:	/s/ Robert Forrester
NAME:	Robert Forrester
TITLE:	Executive Vice President and Chief Financial Officer

STOCKHOLDER REPRESENTATIVE

/s/ Kurt C. Wheeler
Kurt C. Wheeler, solely in his capacity as Stockholder Representative

COMPUTERSHARE TRUST COMPANY, N.A., as Escrow Agent

BY:	/s/ John M. Wahl
NAME:	John M. Wahl
TITLE:	Corporate Trust Officer

[SIGNATURE PAGE TO ESCROW AGREEMENT]

Schedule A

Milestone Schedule

As set forth in Section 6 of this Agreement, the aggregate number of Escrow Shares to be released and/or cancelled based upon the FDA Approval Date shall be set forth on Schedule B based on Schedule I to the Merger Agreement and the percentages set forth in the table below. In the event that any of the Escrow Shares are to be released to Neuromed Stockholders in accordance with this Schedule A, the number of Escrow Shares to be released to each Neuromed Stockholder based on the FDA Approval Date is indicated next to each Neuromed Stockholder’s name on Schedule B (which shall be completed by CombinatoRx and the Stockholder Representative prior to the Effective Time and attached to the Escrow Agreement as set forth in Section 6(a)). In the event that any of the Escrow Shares are to be cancelled in accordance with this Schedule A, the number of Escrow Shares to be cancelled with respect to each Neuromed Stockholder and delivered to CombinatoRx (i) in the event that the FDA Approval Date does not occur prior to the First Outside Date, is equal to the amount set forth in the “70%” column on Schedule B less the amount set forth in the “60%” column on Schedule B, (ii) in the event that the FDA Approval Date does not occur prior to the Second Outside Date, is equal to the amount set forth in the “60%” column on Schedule B less the amount set forth in the “40%” column on Schedule B, and (iii) in the event that the FDA Approval Date does not occur prior to the Final Outside Date, is equal to the amount set forth in the “40%” column on Schedule B, in each case, as indicated next to each Neuromed Stockholder’s name on Schedule B below (which shall be completed by CombinatoRx and the Stockholder Representative prior to the Effective Time and attached to the Escrow Agreement as set forth in Section 6(a)). No Escrow Shares retained in escrow for an HSR Neuromed Stockholder after the FDA Approval Date in accordance with Section 6(b) shall be included in the calculation of the Escrow Shares to be cancelled. All share amounts set forth in Schedule B below are subject to adjustment in the event of any Capital Change. No fractional Escrow Shares shall be distributed to Neuromed Stockholders pursuant to this Agreement and no voting rights shall exist for fractional Escrow Shares. Instead, the number of shares set forth in Schedule B shall be rounded up or down to the nearest whole number (provided that the Stockholder Representative shall have the authority in connection with the preparation of Schedule B to effect such rounding in such a manner that the number of Escrow Shares then being distributed equals the total number of whole Escrow Shares to be distributed).

For purposes of the Escrow Agreement, this Schedule A and Schedule B:

“FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.

“FDA Approval Date” shall mean the date upon which Neuromed or any of its Subsidiaries or CombinatoRx or any of its Subsidiaries (including without limitation, Neuromed and its Subsidiaries from and after the Effective Time) receives the approval letter from the FDA for the first approval of the Product NDA by the FDA granting marketing approval for one or more strength or strengths of the Product.

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“Product” shall have the meaning ascribed thereto in Asset Purchase Agreement between Neuromed Development Inc. and Mallinckrodt Inc. dated as of June 11, 2009, as in effect on June 30, 2009.

“Product NDA” shall mean the New Drug Application filed by Neuromed with the FDA seeking marketing approval for the Product.

Milestone		Escrow Shares to be Released	Escrow Shares to be Cancelled
1.	The FDA Approval Date is on or before December 31, 2009 (the “First Milestone Date”)	All Escrow Shares will be released. The number of shares to each individual Neuromed Stockholder shall be set forth opposite each Neuromed Stockholder’s name on Schedule B under the sub-heading “70%” under the heading “# of Shares to be Released to NRMD stockholders”	None

2.	The FDA Approval Date does not occur prior to January 1, 2010 (the “First Outside Date”)	None	Escrow Shares representing 62.5% of the Milestone Shares will be cancelled. The aggregate number of shares to be cancelled shall be set forth on Schedule B opposite the caption “FDA Approval Date is not prior to First Outside Date”

3.	The FDA Approval Date is after December 31, 2009 and on or before September 30, 2010 (the “Second Milestone Date”)	All of the Holdback Shares and 37.5% of the Milestone Shares will be released. The number of shares to each individual Neuromed Stockholder shall be set forth opposite each Neuromed Stockholder’s name on Schedule B under the sub-heading “60%” under the heading “# of Shares to be Released to NRMD stockholders”	None

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Milestone		Escrow Shares to be Released	Escrow Shares to be Cancelled
4.	The FDA Approval Date does not occur prior to October 1, 2010 (the “Second Outside Date”)	None	Escrow Shares representing 100% of the Milestone Shares and 57.431271% of the Holdback Shares will be cancelled. The aggregate number of shares to be cancelled shall be set forth on Schedule B opposite the caption “FDA Approval Date is not prior to Second Outside Date”

5.	The FDA Approval Date is after September 30, 2010 and on or before December 31, 2010 (the “Final Milestone Date”, and together with the First Milestone Date and Second Milestone Date, the “Milestone Dates”)	42.568729% of the Holdback Shares will be released. The number of shares to each individual Neuromed Stockholder shall be set forth opposite each Neuromed Stockholder’s name on Schedule B under the sub-heading “40%” under the heading “# of Shares to be Released to NRMD stockholders”	None

6.	The FDA Approval Date does not occur prior to January 1, 2011 (the “Final Outside Date”, and, together with the First Outside Date and the Second Outside Date, the “Outside Dates”)	None	All Escrow Shares will be cancelled to the extent not cancelled earlier.

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